Exhibit 10.4

Agreement for Developing Inventory Management Software

This Agreement ("Agreement") is made and entered into as of June 13,2024, by and between:

Client: Name: PR PLUS LTD
Address: Sunlay House, 14-19 Middle Row, Maidstone, England, ME14 1TG

Developer: Name: DeltaSoft Corp.
Address: 91 Portland Road, London W11 4LN, United Kingdom

Collectively referred to as the "Parties".

1. Introduction

The Client desires to have Inventory Management Software developed for the wholesale of wood and construction materials. The Developer agrees to design, develop, and deliver such software according to the terms and conditions set forth in this Agreement.

2. Scope of Work

2.1 Development: The Developer agrees to develop the Inventory Management Software (the "Software") according to the specifications provided by the Client, which include but are not limited to:

•	Inventory tracking and management
•	Sales and purchase order processing
•	Supplier and customer management
•	Reporting and analytics
•	User roles and permissions
•	Integration with accounting software
•	Mobile accessibility

2.2 Timeline: The development of the Software will be completed within 30 days from the date of this Agreement. Detailed milestones and deliverables will be outlined in the Project Plan (Attachment A).

2.3 Testing and Acceptance: Upon completion, the Software will undergo testing by the Developer to ensure it meets the agreed specifications. The Client will then have 30 days to review and accept the Software or provide feedback for any necessary revisions.

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3. Compensation

3.1 Development Fee: The Client agrees to pay the Developer a total fee of $6693 for the development of the Software.

3.2 Payment Schedule:

•	100% upon signing this Agreement

3.3 Additional Costs: Any additional features or modifications requested by the Client that are not included in the original specifications will be subject to additional fees, which will be agreed upon in writing by both Parties.

4. Confidentiality

Both Parties agree to keep confidential all information exchanged during the development process, including trade secrets, business information, and proprietary data. This obligation will survive the termination of this Agreement.

5. Intellectual Property

5.1 Ownership: All intellectual property rights, including but not limited to copyrights, in the Software developed under this Agreement shall be owned by the Client upon full payment of the development fee.

5.2 Developer’s Rights: The Developer retains the right to use any general knowledge, skills, and experience developed during the creation of the Software in future projects.

6. Warranties and Liability

6.1 Warranties: The Developer warrants that the Software will perform substantially as described in the specifications for a period of months from the date of delivery.

6.2 Limitation of Liability: Except in cases of gross negligence or willful misconduct, neither Party shall be liable for any indirect, incidental, or consequential damages arising out of this Agreement.

7. Termination

This Agreement may be terminated by either Party upon 30 days' written notice to the other Party. In the event of termination, the Client agrees to pay the Developer for all work completed up to the date of termination.

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8. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State/Country of Wyoming/USA, without regard to its conflict of law principles.

9. Dispute Resolution

Any disputes arising out of or in connection with this Agreement shall be resolved through good faith negotiations between the Parties. If the dispute cannot be resolved amicably, it shall be submitted to mediation or arbitration in the State/Country of Wyoming/USA

10. Miscellaneous

10.1 Entire Agreement: This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, and communications, whether written or oral.

10.2 Amendments: This Agreement may be amended only in writing signed by both Parties.

10.3 Notices: All notices under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, sent by certified mail, or sent by email to the addresses specified above.

10.4 Severability: If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

X Stiven Alfons

Director
PR PLUS LTD

X Andrey Novokhatski

Director
DeltaSoft Corp

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Attachment A: Project Plan

Project Name: Inventory Management Software Development
Client: PR PLUS LTD
Developer: DeltaSoft Corp

1. Project Overview

This project involves the development of Inventory Management Software for PR PLUS LTD. The software will manage inventory tracking, sales and purchase order processing, supplier and customer management, reporting and analytics, user roles and permissions, and integration with accounting software. The project also includes mobile accessibility for key functions.

2. Project Milestones and Deliverables

Milestone	Description	Deliverables	Deadline
1. Requirements Gathering	Meet with the Client to confirm and document detailed software requirements and specifications.	- Detailed Software Requirements Document	Day 3 from the signing of the Agreement
2. System Design	Design the overall architecture of the software, including database design, user interface (UI) mockups, and system integration plan.	- System Architecture Document - UI Mockups - Database Schema Design	Day 7
3. Development Phase 1	Develop core modules: Inventory Tracking, Sales and Purchase Order Processing, and Supplier & Customer Management.	- Functional Modules for Inventory Tracking, Sales & Purchase Order Processing, Supplier & Customer Management	Day 15
4. Development Phase 2	Develop additional modules: Reporting & Analytics, User Roles & Permissions, and Integration with Accounting Software.	- Functional Modules for Reporting & Analytics, User Roles & Permissions, Integration with Accounting Software	Day 22
5. Mobile Accessibility Development	Develop mobile-friendly interfaces and functionalities for critical modules.	- Mobile-optimized UI - Mobile Functionality Implementation	Day 26
6. Internal Testing & QA	Conduct thorough internal testing to ensure all modules meet the agreed specifications and are free of critical bugs.	- Internal Test Report - Bug Fixes and Optimizations	Day 28
7. Client Review and Feedback	Present the developed software to the Client for review, collect feedback, and implement necessary changes.	- Client Review Report - Implemented Feedback Adjustments	Day 30
8. Final Delivery & Training	Deliver the final version of the software and provide training sessions to the Client's team.	- Final Software Package - Training Documentation - Training Sessions Conducted	Day 32

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3. Project Timeline

•	Project Start Date: [Insert Start Date based on Agreement Date]
•	Expected Completion Date: [Day 32 from Start Date]

4. Responsibilities

•	Developer Responsibilities: Develop, test, and deliver the software according to the project milestones and deadlines.
•	Client Responsibilities: Provide timely feedback during review phases and make the necessary resources available for requirements gathering and training sessions.

5. Acceptance Criteria

The software will be considered complete when it meets all the agreed specifications, passes all internal and Client review phases, and the Client has received the final software package and training.

6. Communication Plan

•	Weekly Progress Reports: The Developer will send a weekly progress report to the Client.

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